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                                                                     Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          DENSE-PAC MICROSYSTEMS, INC.


         James G. Turner and William M. Stowell certify that:

         1. They are the Chief Executive Officer and Secretary, respectively, of Dense-Pac Microsystems, Inc., a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation are amended and restated to read as follows:

                             *   *   *   *   *   *


                                       I

         The name of this Corporation is DENSE-PAC MICROSYSTEMS, INC.


                                       II

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Code.


                                      III

         This Corporation is authorized to issue two classes of shares to be designated respectively "Common" and "Preferred." The Corporation shall have no authority to issue non-voting equity securities.

         (a) The number of shares of Common Stock authorized is forty million (40,000,000).

         (b) The number of preferred shares authorized is eight million (8,000,000). The preferred shares may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of preferred shares and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting every series, to increase or decrease (but not below the number of such series then outstanding) the number of shares of any such series subsequent to the issue of that series.


                                       IV

         (a) Limitation of Directors' Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
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         (b)     Indemnification of Corporate Agents.  The Corporation is
authorized to provide, whether by bylaw, agreement or resolution of the Board of Directors or shareholders of the Corporation, for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the Corporation in excess of that expressly permitted by such Section 317, for breach of duty to the Corporation and its shareholders to the fullest extent permissible under California law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law.

         (c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 0 by the shareholders of the Corporation shall not adversely affect any right or protection of a director or agent of the Corporation existing at the time of such repeal or modification.

                             *   *   *   *   *   *

         3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by Board of Directors.

         4. The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The total number of outstanding shares of capital stock of the corporation entitled to vote on the matter is 16,904,681 shares of Common Stock. The number of shares voting in favor of the foregoing amendment to the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: August 12, 1996


                                  -------------------------------------------
                                  James G. Turner, Chief Executive Officer





                                  -------------------------------------------
                                  William M. Stowell, Secretary




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